Exhibit 99.1

Hall of Fame Resort & Entertainment Company Announces Fourth Quarter and Full Year 2021 Results

CANTON, Ohio – March 14, 2022 – Hall of Fame Resort & Entertainment Company (NASDAQ: HOFV, HOFVW) (the “Company”), the only resort, entertainment and media company centered around the power of professional football, announced its fourth quarter fiscal 2021 results for the period ended December 31, 2021.

“The last year was an incredible building year for the Company. We were able to grow the business, add new sponsorships, create new media content, and launch a gaming vertical, all while containing costs in an ever-changing environment. Despite the global challenges, we have been able to continue to make forward progress down the field,” stated Michael Crawford, President and CEO. “The work completed by the team over the past months, the enhanced event offerings, the expanded sponsorship portfolio, the number of media deals in the pipeline, have allowed the company to generate increased investor confidence, as well as achieve several substantial ‘first downs’ early in 2022. Top recent plays include the extension of $38 million of short-term debt, flattening out our debt profile and allowing for more alignment with planned operational growth. Importantly, this refinancing reflects confidence by our largest shareholder in our ability to execute upon our strategy to achieve results and helps us realize the financial flexibility to move the Company’s lifecycle from construction to operation.”

Crawford went on to share, “there is also tremendous excitement surrounding new events and bookings as fans and guests from around the world will be experiencing a very different campus at the Hall of Fame Village powered by Johnson Controls in the coming months. Many of the planned Phase II assets are coming out of the ground and phased openings are planned over the course of the coming year, the majority of which will be open prior to this year’s Pro Football Hall of Fame Enshrinement in early August. Recent event announcements include not only large scale and high-profile football events such as our hosting of the USFL semifinals and championships, but also non-football events like the Fatherhood Festival and several tentpole concerts and festivals. Another ‘yardage gainer’ was our new media partnership in the non-fungible token space with the Pro Football Hall of Fame and I Got It. This deal is important as it allows us to uniquely expand our NFT offerings by allowing the parties to digitize more of the artifacts inside the Pro Football Hall of Fame, while also accelerating the speed at which they can deliver digital collectibles to professional football fans around the world. Finally, we have added two incredibly experienced and talented members to our executive team in Benjamin Lee, as CFO, and Robert Borm, as EVP of Gaming. The significant expertise that Ben and Rob bring to the Company allow for continued development and leadership within our finance team to enhance our overall financial capabilities and address our need to capitalize on the momentum and growth within our gaming vertical.”

Key Financial Highlights

●	Fourth quarter revenue was $3.0 million, an increase of 71% compared to the same period of the prior year, primarily driven by hotel revenue and event revenue related to events being held at the Hall of Fame Village powered by Johnson Controls. For the full year, revenue was $10.8 million, an increase of 52%.

●	Fourth quarter net income was $9.2 million. This was primarily due to income of $19.5 million related to a change in fair value of warrant liability. For the full year, net loss of $93.1 million compared to a net loss of $45.8 million in the prior year, primarily driven by a $48.1 million expense related to change in fair value of warrant liability.

●	Fourth quarter adjusted EBITDA was a loss of $4.8 million, compared to a loss of $7.4 million in the same period of the prior year, resulting from increased revenue and operational efficiencies. See page 3 for reconciliation of net income to adjusted EBITDA. For the full year, adjusted EBITDA was a loss of $22.7 million compared to $21.4 million in the prior year.

●	The Company finished its fiscal year with a cash balance, including restricted cash, of $17.4 million, compared to $28.5 million as of September 30, 2021. The lower cash balance was due to three factors: (1) increased capital expenditures related to construction activities, (2) an expected decline in cash from operating activities, and (3) paying down substantial short-term high-cost debt.

Fourth Quarter Business Highlights

●	Closed financing of the Constellation Center for Excellence in December. ERIEBANK and PACE Equity, LLC completed the financing of the Constellation Center for Excellence. The financing consisted of senior construction debt provided by ERIEBANK and property assessed clean energy financing from PACE Equity, LLC.

●	Announced 10-year agreement with Rush Street Interactive, Inc. (NYSE: RSI) to allow for the operation of a premier sports betting location at the Hall of Fame Village powered by Johnson Controls, subject to procurement of necessary licenses. The new agreement also includes a sponsorship component.

●	Signed multi-year, multi-million dollar sponsorship agreements with CommScope, a global network infrastructure provider, and ForeverLawn, a premier artificial and synthetic grass manufacturer.

●	Hosted the OHSAA State Football Championships and the Division III Amos Alonzo Stagg Bowl Football Championship in December.

Subsequent To Quarter End Highlights

●	Announced 10-year agreement with Genesis Global Ltd. to become the official mobile sports-betting partner of the Company in Ohio, subject to procurement of necessary licenses. The new agreement also includes a sponsorship component and a future limited equity interest in Genesis.

●	Announced partnership with Allied Sports as our agency of record for all sponsorship and media opportunities.

●	Announced partnership with the Pro Football Hall of Fame and I Got It to develop, market and sell digital assets and NFTs centered around some of the most iconic moments and coveted memorabilia from the game’s history, which are memorialized inside the Pro Football Hall of Fame in Canton, Ohio.

●	Completed inaugural season of the Hall of Fantasy League (“HOFL”) with season recap on Twitch co-hosted by former NFL player Ahman Green and Jeff Eisenband.

●	Announced multi-year partnership with Cleveland Clinic to make it the official healthcare provider of the Hall of Fame Village Sports Complex and Tom Benson Hall of Fame Stadium.

●	Announced $38 million debt restructuring of debt maturing in calendar year 2022 and extending maturities of the debt instruments at least twelve months.

Conference Call

The Company will host a conference call and webcast Tuesday, March 15, 2022, beginning at 8:30 a.m. ET, to provide commentary on the business. Investors and all other interested parties can access the live webcast and replay at the Company’s website: ir.hofreco.com.

About Hall of Fame Resort & Entertainment Company

Hall of Fame Resort & Entertainment Company (NASDAQ: HOFV, HOFVW) is a resort and entertainment company leveraging the power and popularity of professional football and its legendary players in partnership with the Pro Football Hall of Fame. Headquartered in Canton, Ohio, the Hall of Fame Resort & Entertainment Company is the owner of the Hall of Fame Village powered by Johnson Controls, a multi-use sports, entertainment and media destination centered around the Pro Football Hall of Fame’s campus. Additional information on the Company can be found at www.HOFREco.com.

Forward-Looking Statements

Certain statements made herein are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words and phrases such as “opportunity,” “future,” “will,” “goal,” and “look forward” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include the Company’s ability to manage growth; the Company’s ability to execute its business plan and meet its projections, including obtaining financing to construct planned facilities; potential litigation involving the Company; changes in applicable laws or regulations; general economic and market conditions impacting demand for the Company’s products and services, and in particular economic and market conditions in the resort and entertainment industry; the potential adverse effects of the ongoing global coronavirus (COVID-19) pandemic on capital markets, general economic conditions, increased inflation, unemployment and the Company’s liquidity, operations and personnel, the inability to maintain the listing of the Company’s shares on Nasdaq, as well as those risks and uncertainties discussed from time to time in our reports and other public filings with the SEC. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Media/Investor Contacts:

Media Inquiries: public.relations@hofreco.com

Investor Inquiries: investor.relations@hofreco.com

Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”) and corresponding metrics as non-GAAP financial measures. The presentation includes references to the following non-GAAP financial measures: EBITDA and adjusted EBITDA. These are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting these non-GAAP financial measures is useful to investors as these measures are representative of the company’s performance and provide improve comparability of results. See the table below for the definitions of the non-GAAP financial measures referred to above and corresponding reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures. Non-GAAP financial measures should be viewed as additions to, and not as alternatives for the Company’s results prepared in accordance with GAAP. In additional, the non-GAAP measures the Company uses may differ from non-GAAP measures used by other companies, and other companies may not define the non-GAAP measures the company uses in the same way.

	For the Three Months Ended December 31		For the Twelve Months Ended December 31
	2021	2020	2021	2020
Adjusted EBITDA Reconciliation
Net income (loss) attributable to HOFRE stockholders	$9,349,245	$(14,225,676)	$(93,110,968)	$(45,488,666)
(Benefit from) provision for income taxes	-	-	-	-
Interest expense	639,168	893,428	3,580,840	5,718,473
Depreciation expense	3,312,498	2,886,761	12,199,148	11,085,230
Amortization of discount on note payable	1,434,895	849,490	5,160,242	10,570,974
EBITDA	14,735,806	(9,595,997)	(72,170,738)	(18,113,989)

Loss on forgivness of debt	-	3,404,244	(390,400)	4,282,220
Business combination costs	-	-	-	19,137,165
Impairment expense	-	-	1,748,448	-
Change in fair value of warrant liability	(19,489,999)	(1,223,116)	48,075,943	(26,733,116)
Adjusted EBITDA	$(4,754,193)	$(7,414,869)	$(22,736,747)	$(21,427,720)

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